                                                                   EXHIBIT 10.12

                               GLOBIX CORPORATION

                    EMPLOYMENT AGREEMENT WITH PETER STEVENSON

         This EMPLOYMENT AGREEMENT (this "Agreement") is made as of April 15, 2002, by and between GLOBIX CORPORATION, a Delaware corporation with its principal place of business located at 139 Centre Street, New York, New York 10013 (the "Company"), and Peter Stevenson, a resident of the Commonwealth of Virginia (the "Executive"; Executive and Company, together the "Parties" and each a "Party").

         WHEREAS, Company desires to employ Executive as its President and Chief Executive Officer and Executive desires to accept such employment, on and subject to the terms and conditions hereof.

         NOW, THEREFORE, in consideration of the foregoing, the mutual provisions contained in this Agreement, and for other good and valuable consideration, the Parties agree as follows:

         1. Employment. Company hereby employs Executive, and Executive hereby accepts such employment, on the terms and subject to the conditions set forth in this Agreement.

         2. Duties. Executive is engaged as the President and Chief Executive Officer of the Company. Executive shall report to the Board of Directors of the Company.

         3. Term. The term of employment (the "Term") under this Agreement begins on the date hereof (the "Commencement Date") and ends on July 31, 2003. Thereafter, this Agreement may be extended for one or more successive 6-month periods with the written consent of the Parties executed not less than 90 days prior to the end of the then-current term.

         4. Compensation; Reimbursement.

            (a) Compensation. Beginning on the Commencement Date, Executive will be paid an annualized salary (the "Base Salary") of $280,000 per year. Such Base Salary shall be reviewed no less frequently than annually during the Term of this Agreement and may be increased but not decreased by the Company's board of directors in its sole and absolute discretion, after taking into consideration a variety of factors, including, without limitation, the performance of the Executive and the Company and the base salary (and raises) paid by comparable companies to executives having comparable responsibilities. In the event of any increase, the increased amount shall become the Base Salary. Such Base Salary shall be payable in accordance with the Company's normal business practices or in such other amounts and at such other times as the Parties may mutually agree.

            (b) Expenses. During the Term of this Agreement, the Company shall reimburse Executive for the reasonable business expenses incurred by Executive in the course of performing his duties for the Company hereunder, in accordance with the procedures then in place for such reimbursement. The Parties agree that during the initial Term hereof, the Company shall reimburse Executive for reasonable expenses incurred by him for lodging within the New York City metropolitan area during the work week and for weekly roundtrip transportation between New York and Northern Virginia. Such reimbursement shall be in accordance with the Company's reimbursement procedures then in place.

            (c) Benefits. Executive will be entitled to such fringe benefits, including, but not limited to, medical, 401(k) and insurance benefits, as may be provided from time to time by Company to other senior officers of Company. To the extent reasonably requested by Executive, the Company will reimburse Executive for existing COBRA coverage maintained by Executive for the benefit of him and his dependents, in lieu of providing medical insurance coverage to Executive and his dependents. Company agrees to indemnify Executive to the fullest extent permitted under law and its by-laws, certificate of incorporation or otherwise.

            (d) Bonuses. Executive shall be eligible for an annual bonus (the "Initial Bonus") equal to up to 50% of the Base Salary, which bonus shall be payable by the Company upon the Executive and Company achieving the performance targets set forth on Schedule A (the "Initial Performance Targets") attached to this Agreement and incorporated herein by this reference. The Initial Bonus, to the extent payable, will be payable not more than 45 days following the end of the Company's 2002 fiscal year, and will be pro rated to reflect the period from the Commencement Date to the end of the Company's 2002 fiscal year. Beginning on October 1, 2002, Executive shall be eligible for an annual bonus (the "Subsequent Bonus") equal to not less than 50% of the Base Salary, with the actual percentage being determined by the Company not later than 15 days following the beginning, of the Company's fiscal year, which bonus shall be payable by the Company upon the Executive and Company achieving performance targets (the "Subsequent Performance Targets") agreed upon by the Parties not later than 15 days following the beginning of the Company's fiscal year. Except as provided below and as contemplated by Sections 8 and 9, any Subsequent Bonus, to the extent payable, will be payable not more than 45 days following the end of the Company's then-applicable fiscal year. In the event that this Agreement is not renewed at the end of the Initial Term hereof, (i) the Company's obligation to pay the Subsequent Bonus for the Company's fiscal year ending September 30, 2003 (the "2003 Bonus") will be determined by the Company by reference to the Subsequent Performance Targets and whether or not Executive and Company have achieved the Subsequent Performance Targets set for the period from October 1, 2002 through July 31, 2003, and (ii) the 2003 Bonus, to the extent payable, will be payable not more than 45 days following the end of the Initial Term hereof, and will be pro rated to reflect the period from October 1, 2002 through July 31, 2003. In establishing performance targets and target bonus percentages for the Executive, the Company will consider a variety of factors, including, without limitation, performance targets set for, and bonus payments paid to, executives having comparable responsibilities at comparable companies.

            In addition to the bonuses contemplated by the foregoing paragraph, Executive shall be eligible for a bonus from time to time relating to certain extraordinary items, as more fully set forth on Schedule B attached to this Agreement and incorporated herein by this reference.

      5. Options. As an incentive to encourage extraordinary efforts on behalf of the Company, the Company will issue to Executive options under the Company's employee stock option plan to acquire 3% of the outstanding shares of common stock of the Company (calculated at the time that the Company consummated the Plan of Reorganization approved in the Company's Chapter 11 case) at an exercise price equal to the fair market value of such common stock determined by the Compensation Committee of the Board of Directors of the Company. The non-qualified options, which will be issued under the Company's [2002 Stock Option Plan] pursuant to a separate written agreement, will vest in two equal installments on each of (i) the date that is six (6) months from the date hereof and (ii) the date that is the first anniversary of the date hereof; provided, however, that 50% of each tranche of options scheduled to vest on the dates set forth in clauses (i) and (ii) above shall be subject to the additional requirement that the applicable related Performance Targets are achieved by Executive and Company. In the event the Performance Targets are not met in one of the vesting periods, Executive will have the right to recover the last options in the subsequent vesting period so long as the year-end Performance Targets are met. The 10-year options will vest in their entirety upon (a) a change of control of Globix, or (b) termination of the Executive, without Good Cause (defined below).

      6. Extent of Services; Vacations and Days Off.

            (a) During the term of his employment under this Agreement, Executive will devote substantially all of his professional time, energy and attention during regular business hours to the benefit and business of Company in performing his duties pursuant to this Agreement.

            (b) Executive will be entitled to four (4) weeks of paid vacation and to paid personal/sick/bereavement days in accordance with Company policy.

      7. Facilities. Company will provide Executive with a fully furnished office, and the facilities of Company will be generally available to Executive in the performance of his duties pursuant to this Agreement; it being understood and contemplated by the Parties that all equipment, supplies and office personnel required for performance of Executive's duties under this Agreement will be supplied by Company.

      8. Termination on Death, Illness or Incapacity.

            (a) If Executive dies during the Term of this Agreement, Company will pay to Executive's estate the Base Salary that would have otherwise been paid to Executive through the end of the initial Term of this Agreement, together with a pro rated bonus for such period of time. Company will have no additional financial obligation under this Agreement to Executive or Executive's estate. After receiving the payments provided in this subparagraph (a), Executive and Executive's estate will have no further rights under this Agreement.

            (b) (i) During any period of disability, illness or incapacity during the Term of this Agreement which renders Executive at least temporarily unable to perform the services required under this Agreement for a period which does not exceed forty-five (45) continuous days in any one-year period, Executive will receive the compensation payable under

Section 4(a) of this Agreement plus any pro rated bonus far such period, less any benefits received by him under any disability insurance carried by or provided by Company. Upon Executive's permanent disability (as defined below), Executive will be subject to termination as set forth in subsection 8(b)(ii) below, and if so terminated Company will pay to Executive any and all compensation (including Base Salary, bonus and options) earned but not paid to Executive prior to the effective date of such termination and will not be responsible for any additional payments hereunder. Notwithstanding any such termination, Executive will continue to receive any disability benefits to which he may be entitled under any disability income insurance which may be carried by or provided by Company from time to time.

            (ii) The term "permanent disability" as used in this Agreement will mean the inability of Executive, as determined by the Board of Directors of Company, by reason of physical or mental disability to perform the duties required of him under this Agreement for a period of ninety (90) days in any one-year period. Successive periods of disability, illness or incapacity will be considered separate periods unless the later period of disability, illness or incapacity is due to the same or related cause and commences less than six months from the ending of the previous period of disability. Upon such determination, the Board of Directors may terminate Executive's employment under this Agreement upon ten (10) days' prior written notice. If any determination of the Board of Directors with respect to permanent disability is disputed by Executive, the Parties hereto agree to abide by the decision of a panel of three physicians. Executive and Company will each appoint one member, and the third member of the panel will be appointed by the other two members. Executive agrees to make himself available for and to submit to examinations by such physicians as may be directed by Company. Failure to submit to any such examination will constitute Executive's acceptance of the determination made by the Board of Directors.

      9. Other Terminations.


            (a) Executive may terminate his employment hereunder upon giving 30 days' prior written notice to Company. In addition, Executive will have the right to terminate his employment hereunder on the conditions and at the times provided for in Section 9(c) below.

            (b) if Executive gives notice pursuant to Section 9(a) above, Company will have the right to relieve Executive, in whole or in part, of his duties under this Agreement (without any reduction in the compensation to be paid to Executive through the termination date).

            (c) If Company terminates the employment of Executive without Good Cause (as defined below) effective on a date earlier than the termination date provided for in Section 3 above, Executive will have the nonforfeitable right to receive the then current Base Salary, paid monthly, to which Executive could otherwise have been entitled but for such termination of employment for six (6) months, plus reimbursement of any cost Executive incurs under COBRA in connection with continuing health care coverage for Executive and Executive's dependents for a period of one year following such termination, plus that portion of the earned but unpaid bonuses contemplated by Section 4 above to the date of termination.

            In the event Company materially diminishes Executive's rights or responsibilities hereunder without his consent, such conduct shall constitute a constructive termination of this Agreement, without Good Cause and, solely in the event of such a constructive termination, Executive shall give Company written notice specifying the manner in which his rights or responsibilities have been so materially diminished and providing the Company with a reasonable opportunity to cure such constructive termination before such termination becomes effective.

            (d) (i) If the employment of Executive is terminated for Good Cause, or if Executive voluntarily terminates his employment by written notice to Company under Section 9(a) above without reliance on Section 9(c), Company will pay to Executive any compensation earned but not paid to Executive prior to the effective date of such termination. Under such circumstances, such payment will be in full and complete discharge of any and all liabilities or obligations of Company to Executive hereunder, and Executive will be entitled to no further benefits under this Agreement.

                (ii) "Good Cause" means:

                  (A) Executive's conviction of a felony or misdemeanor that has a material adverse effect upon the business or reputation or Company or any affiliate of Company;

                  (B) that Company has determined, after investigation by its counsel, that Executive has committed an act constituting a material breach of fiduciary duty, gross negligence or gross misconduct which has had a material adverse effect on the Company or its business; and

                  (C) Executive's willful failure or refusal to perform his assigned duties as reasonably assigned by the board of directors, which willful refusal has had, or if continued, could reasonably be expected to have, a material adverse effect on Company or the affiliates of Company or their respective businesses or prospects, and which willful refusal has continued after Executive has received at least two written warnings specifically advising him of his shortcomings and providing him with an opportunity to resume performance in accordance with his assigned duties.

                (iii) Termination of the employment of Executive for reasons other than those expressly specified in this Agreement as good cause will be deemed to be a termination of employment "without Good Cause."

            (e) Notwithstanding the foregoing, the Patties agree that if either Party notifies the other of its intention not to renew this Agreement as provided in Section 3 above, such non-renewal will not be deemed to be a termination of employment giving rise to the rights and obligations of the Parties contemplated by this Section 9. The parties further agree that if this Agreement is not renewed and otherwise expires by its terms, any termination of Executive's employment after such expiration shall be governed by the employment termination and severance policies of the Company then in effect for its employees.

            (f) The provisions of Section 9(c) and Section 9(d) are mutually exclusive and Executive will be entitled to payment only under one of those Sections.

            (g) The Parties agree that, because there can be no exact measure of the damage that would occur to Executive as a result of a termination by Company of Executive's employment without Good Cause, the payments and benefits paid and provided pursuant to this Agreement will be deemed to constitute, in part, liquidated damages and not a penalty for Company's termination of Executive's employment without Good Cause. Further the Company agrees that any and all payments required to be made to Executive hereunder are not and shall not be subject to any duty of mitigation.

      10. Disclosure. Executive agrees that during the Term of his employment by Company, he will disclose and disclose only to Company all material ideas, methods, plans, developments or improvements known by him which relate directly or indirectly to the business of Company, whether acquired by Executive before or during his employment by Company. Nothing in this Section 10 will be construed as requiring any such communication where, in Executive's reasonable judgment, the idea, plan, method or development is lawfully protected from disclosure, whether as a trade secret or otherwise.

      11. Confidentiality. Executive agrees to keep in strict secrecy and confidence any and all information Executive assimilates or to which he has access during his employment by Company and which has not been publicly disclosed and is not a matter of common knowledge in the fields of work of Company, and/or to which Executive would not have been exposed but for his employment by the Company. Executive agrees that both during and after the Term of his employment by Company, he will not, without the prior written consent of Company, disclose to any third person, partnership, joint venture, company, corporation or other organization, or use for such third party's or his own benefit any such confidential information. Each Party also agrees that it will not disparage the other Party following a termination of Executive's employment hereunder.

      12. Non-Competition; Non-Solicitation. Executive acknowledges that, during and solely as a result of his employment by Company, he has received and will continue to have access to confidential information and business and professional contacts related to the business of Company. In consideration of the special and unique opportunities afforded to Executive by Company as a result of Executive's employment, as outlined in the previous sentence, Executive hereby agrees as follows:

            (a) In the event Executive is terminated with Good Cause or voluntarily terminates his employment with Company under Section 9(d)(i) of this Agreement, for a period ending three (3) months following such termination of his employment under this Agreement, Executive will not, without the prior written consent of Company, (1) directly or indirectly engage in any business the primary focus of which is the provision of web hosting and collocation services (a "Competing Business"), or otherwise receive compensation for any services rendered regarding any aspect of a Competing Business anywhere within the geographic area of any such business operated by Company, or (2) engage or participate, directly or indirectly, in any such business which is substantially similar to that of Company, including, without limitation, serving as a consultant, administrator, officer, director, employee, manager, landlord, lender, guarantor, or in any similar or related capacity or otherwise receive compensation for services rendered regarding any aspect of such a business anywhere within the geographic area of such business operated by Company. The mere ownership of a de minimus amount of securities in any competitive enterprise and exercise of rights appurtenant thereto, and participation in management of any such enterprise or business operation other than in connection with the competitive operation of such enterprise, are not prohibited. Notwithstanding the foregoing, the Parties agree that if Executive notifies Company of his intention not to renew this Agreement as provided in
Section 3 above, such non-renewal will not be deemed to be a termination of employment giving rise to the rights of Company and obligations of Executive contemplated by this Section 12(a); provided, that the parties hereto acknowledge that the provisions of Section 11 shall survive termination of this Agreement and of Executive's employment with the Company under any circumstances.

            (b) During his employment with Company and, except as may be otherwise herein provided, for a period of one year following the termination of his employment with Company, regardless of the reason for such termination, Executive agrees he will refrain from and will not, directly or indirectly, as an individual, partner, officer, director, stockholder, employee, advisor, independent contractor, joint venturer, consultant, agent, representative, salesman or otherwise solicit any of employees of Company to terminate their employment.

            (c) The period of time during which Executive is prohibited from engaging in certain business practices pursuant to Sections 12(a) or (b), respectively, will be extended by any length of time during which Executive is in breach of such covenants, respectively.

            (d) It is understood by and between the Parties hereto that the restrictive covenants set forth in Sections 12(a) through (c) are essential elements of this Agreement, and that, but for the agreement of Executive to comply with such covenants, Company would not have agreed to enter into this Agreement.

            (e) It is agreed by Company and Executive that if any portion of the covenants set forth in this Section 12 are held to be invalid, unreasonable, arbitrary or against public policy, then such portion of such covenants wilt be considered divisible both as to time and geographical area. Company and Executive agree that, if any court of competent jurisdiction determines the specified time period or the specified geographical area applicable to this
Section 12 to be invalid, unreasonable, arbitrary or against public policy, a lesser time period or geographical area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against Executive. Company and Executive agree that the foregoing covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by Company.

      13. Injunctive Relief. Executive agrees that damages at law may be an insufficient remedy to Company if Executive violates the terms of Sections 11 or 12 of this Agreement and that Company would suffer irreparable damage as a result of such violation. Accordingly, it is agreed that Company will be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of such Sections, which injunctive relief will be in addition to any other rights or remedies available to Company.

      14. Compliance with Other Agreements. Executive represents and warrants that the execution of this Agreement by him and his performance of his obligations hereunder will not conflict with, result in the breach of any provision of or the termination of or constitute a default under any Agreement to which Executive is a party or by which Executive is or may be bound.

      15. Waiver of Breach. The waiver by a Party of any breach by the other Party of any of the provisions of this Agreement will not be construed as a waiver of any subsequent breach by the other Forty.

      16. Assignment. The rights and obligations of Company under this Agreement will inure to the benefit of and will be binding upon the successors and assigns of Company. This Agreement is a personal employment contract and the rights, obligations and interests of Executive hereunder may not be sold, assigned, transferred, pledged or hypothecated.

      17. Entire Agreement. This Agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, between Company (or its subsidiaries) and Executive, with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the Party against whom any waiver, change, amendment, modification or discharge is sought.

      18. Construction and Interpretation.

            (a) This Agreement will be governed by and construed pursuant to the laws of the State of New York.

            (b) The headings of the various sections in this Agreement are inserted for convenience of the Parties and will not affect the meaning, construction or interpretation of this Agreement.

            (c) Any provision of this Agreement which is determined by a court of competent jurisdiction to be prohibited, unenforceable or not authorized in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction. In any such case, such determination will not affect any other provision of this Agreement, and the remaining provisions of this Agreement will remain in full force and effect. If any provision or term of this Agreement is susceptible to two or more constructions or interpretations, one or more of which would render the provision or term void or unenforceable, the Parties agree that a construction or interpretation which renders the term or provision valid will be favored.

      19. Notice. All notices which are required or may be given under this Agreement will be in writing and will be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy or similar electronic transmission method; one working day after it is sent, if sent by recognized expedited delivery service; and five days after it is sent, if mailed, first-class mail, certified mail, return receipt requested, with postage prepaid. In each case notice will be sent:

         To Company:     Globix Corporation
                         Attention:  Chief Financial Officer
                         139 Centre Street
                         New York, New York 10013

         To Executive:   at his address on the records of Company

      20. Venue; Process. The parties agree that jurisdiction and venue in any action brought pursuant to this Agreement to enforce its terms or otherwise with respect to the relationships between the parties will properly lie in the District Court of the State of New York in and for New York County. Such jurisdiction and venue are merely permissive; jurisdiction and venue will also continue to lie in any court where jurisdiction and venue would otherwise be proper. Each Party agrees that it will not object that any action commenced in the foregoing jurisdiction is commenced in a forum non convenient. The Parties further agree that the mailing by certified or registered mail, return receipt requested, of any summons or similar initiatory process required by any such a court will constitute valid and lawful service of process against them, without the necessity for service by any other means provided by statute or rule of court, if mailed to the addresses set forth in Section 19 of this Agreement or otherwise on file in the Company's records.

      The Parties have executed this Agreement as of the date stated in the introductory paragraph.

GLOBIX CORPORATION                                           EXECUTIVE


By:/S/ JOHN D. MCCARTHY                                      /S/ PETER STEVENSON
   --------------------                                      -------------------
Name: John D. McCarthy                                       Peter Stevenson
Title: SVP Business Development

                                   Schedule A

                            "The Performance Targets"

FYTD 02 RESULTS AND JUNE - SEPTEMBER FORECAST

                                                      Q1 02     Q2 02      APR-02     MAY-02     FYTD     JUNE-02     Q3 02
                                                      ACTUAL    ACTUAL     ACTUAL    ACTUAL     ACTUAL    FORECAST   FORECAST
                                                      ------    ------     ------    ------     ------    --------   --------
Revenue                                                23.4       21.4       6.5        6.6       57.9       6.3       19.4
COGS                                                    9.7        9.7       2.5        2.4       24.3       2.3        7.2
                                                      -----     ------     -----      -----      -----     -----      -----
Gross Profit                                           13.7       11.7       4.0        4.2       33.6       4.0       12.2
Gross Profit %                                        58.7%     163.6%     61.9%      63.6%      58.0%     63.5%      63.0%
SG&A                                                   24.7       48.1      10.5        5.6       88.9       5.0       21.1
SG&A EXCL. RESTRUCTURING/ONE-TIME/SEVERANCE            24.7       21.4       5.3        5.1       56.5       4.7       15.1
EBITDA                                                -11.0      -36.4      -6.4       -1.4      -55.3      -1.0       -8.8
EBITDA EXCL. RESTRUCTURING/ONE-TIME/SEVERANCE         -11.0       -9.8      -1.3       -0.9      -22.9      -0.7       -2.9

Cap-ex                                                -12.3      -12.4      -0.3       -0.3      -25.2      -0.4       -1.0
                                                      -----     ------     -----      -----      -----     -----      -----
Change in Cash                                        -22.5      -32.5      -3.8       -0.8      -59.6      -1.9       -6.5

CASH BALANCE ESTIMATES                                 89.0       56.5      52.7       51.9       51.9      50.0       50.0


                                                       JUL-02    AUG-02    SEP-02      Q4 02      FISCAL 2002
                                                      FORECAST  FORECAST  FORECAST    FORECAST     FORECAST
                                                      --------  --------  --------    --------     --------
Revenue                                                 6.3       6.3        6.3        18.9         83.1
COGS                                                    2.2       2.1        2.1         6.4         33.0
                                                      -----     ------     -----       -----        -----
Gross Profit                                            4.1       4.2        4.2        12.5         50.1
Gross Profit %                                         65.1%     66.7%      66.7%       66.1%        60.3%
SG&A                                                    4.5       4.3        4.2        13.0        106.9
SG&A EXCL. RESTRUCTURING/ONE-TIME/SEVERANCE             4.5       4.3        4.2        13.0         74.2
EBITDA                                                 -0.4      -0.1        0.0        -0.5        -56.8
EBITDA EXCL. RESTRUCTURING/ONE-TIME/SEVERANCE          -0.4      -0.1        0.0        -0.5        -24.1

Cap-ex                                                 -0.3      -0.3       -0.3        -0.8        -26.4
                                                       ----      ----       ----        ----        -----
Change in Cash                                         -3.0      -3.0       -3.0        -9.0        -70.5

CASH BALANCE ESTIMATES                                 47.0      44.0       41.0        41.0         41.0

                                   Schedule B

SPECIAL BONUS: 1.75%-2.0% of proceeds for disposition of certain assets including, but not limited to, Greenwich Street, Centre Street facilities